Exhibit 10.4

SEVENTH AMENDMENT

TO THE

PNM RESOURCES, INC.

ACCELERATED MANAGEMENT PERFORMANCE PLAN

Effective as of January 14, 1981, Public Service Company of New Mexico (“PNM”) established the Public Service Company of New Mexico Accelerated Management Performance Plan (the “Plan”).  The Plan was subsequently restated, with the restatement being effective, generally, as of August 1, 1988.  The restated Plan has been amended on six previous occasions.  The Fifth Amendment to the restated Plan transferred sponsorship of the Plan from PNM to PNM Resources, Inc. (the “Company”) and changed the name of the Plan to the “PNM Resources, Inc. Accelerated Management Performance Plan.”

1.           This Amendment amends only the provisions of the Plan as set forth herein.  Those provisions not expressly amended by this Amendment shall continue in full force and effect.

2.           Article 1 (Title and Purpose) of the Plan is hereby amended by adding the following new section to the end thereof:

1.05           Effective as of January 1, 2005, Section 409A of the Internal Revenue Code of 1986 (the “Code”) imposed a series of new requirements on deferred compensation plans such as the Plan.  The requirements of Section 409A, however, do not apply to “Grandfathered Benefits,” which are benefits that were accrued and vested as of December 31, 2004.  Most benefits payable pursuant to this Plan are Grandfathered Benefits.

If a Participant accrued benefits under the Plan on or after January 1, 2005, the portion of the benefit accrued on or after January 1, 2005 is subject to the requirements of Section 409A.  For administrative ease, in this situation, the Participant’s entire benefit will be treated as “Non-Grandfathered Benefits” and will be subjected to the special rules set forth in the Addendum to the

Plan.  The Addendum is intended to comply with the requirements of Section 409A with respect to the Non-Grandfathered Benefits.  The Plan has been and shall continue to be administered in good faith compliance with the requirements of Section 409A from January 1, 2005 through December 31, 2008 with respect to the Non-Grandfathered Benefits.

3.           The Plan is hereby amended by the addition of the Addendum which is attached to the end of this Seventh Amendment.

IN WITNESS WHEREOF, the Company has caused this Seventh Amendment to be executed as of this 21st day of November, 2008.
PNM RESOURCES, INC.

By: /s/ Alice A. Cobb
      Its: SVP, Chief Administrative Officer

2

ADDENDUM

This Addendum applies only to a Participant who accrued a benefit under the Plan on or after January 1, 2005 (a “Non-Grandfathered Participant”).  If a Non-Grandfathered Participant accrued any benefit under the Plan on or after January 1, 2005, his entire benefit shall be subject to both the terms of the Plan and the terms of this Addendum.  In the case of a conflict, the provisions of this Addendum shall control.
1.           Payment of the benefits hereunder shall commence within ninety (90) days following the date on which the Non-Grandfathered Participant incurs a Separation from Service as defined in Treasury Regulation Section 1.409A-1(h)(1).  Notwithstanding the foregoing, if a Non-Grandfathered Participant is a “Specified Employee,” as defined in the PNM Resources, Inc. Executive Savings Plan II, at the time of his Separation from Service, such payment shall be delayed for six months in accordance with Treasury Regulation Section 1.409A-1(c)(3)(v).  As of January 1, 2009, all Participants have Separated from Service and commenced benefits under the Plan.
2.           A Non-Grandfathered Participant may receive his benefit in the form of any annuity available under the Employees’ Retirement Plan at the time payments are to begin.  All annuity forms shall be actuarially equivalent to a single life annuity.  The Non-Grandfathered Participant shall be permitted to select among the available annuities at any time before the first payment is due.  If no election is made, the payment will be in the form of a single life annuity if the Non-Grandfathered Participant is not married at the time benefits commence and in the form of a joint and survivor annuity if the Non-Grandfathered Participant is married at the time benefits commence.

3.           Section 6.03 of the Plan shall not apply to a Non-Grandfathered Participant.  If a Change in Control (as defined in the PNM Resources, Inc. Officer Retention Plan, as it may be amended from time to time) occurs, a Non-Grandfathered Participant may request that the Company sufficiently fund the Public Service Company of New Mexico and Paragon Resources, Inc., Deferred Compensation Trust Agreement and/or the Trust Agreement between PNM Resources, Inc. and Fiduciary Trust International of Delaware (collectively, the “Rabbi Trust”) to provide in full for any benefits accrued under this Plan as of the date of the occurrence of the Change in Control.  If the Non-Grandfathered Participant’s request is accompanied by an opinion of counsel acceptable to Company that the funding of the Rabbi Trust will not result in violation of, or the immediate taxation of the Non-Grandfathered Participant pursuant to Section 409A of the Code, the Company shall fund the Rabbi Trust as requested.
4.           Notwithstanding any provision of this Plan to the contrary, the Plan may not be amended or terminated if it will result in a violation of Section 409A of the Code and any such amendment or termination shall at no time have any legal validity.
5.           Pursuant to Treasury Regulation Section 1.409A-3(d), if the Company fails to make a payment due under the Plan, either intentionally or unintentionally, within the time period specified in the Plan, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the Plan.  In addition, if a payment is not made due to a dispute with respect to such payment, the payment may be delayed in accordance with Treasury Regulation Section 1.409A-3(g).
6.           Under no circumstances may the time or schedule of any payment made or benefit provided pursuant to this Plan be accelerated or subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.
7.           Other than the selection of the form of annuity payment under the Plan, a Non-Grandfathered Participant does not have any right to make any election regarding the time or form of any payment due under this Plan.
8.           This Plan shall be operated in compliance with Section 409A and each provision of this Plan shall be interpreted, to the extent possible, to comply with Section 409A.